Exhibit 107

Calculation of Filing Fee Tables

Form F-4

(Form Type)

NLS Pharmaceutics Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, 0.80 Swiss Franc (CHF) par value per share	457(c) and 457(f)(1)	20,078,243	$1.89	(2)	$37,947,879	(3)	0.0001531	$5,809.82
Fees to Be Paid	Equity	Pre-funded Warrants (4)(5)	457(g)	—	—		—		—	—
Fees to Be Paid	Equity	Common Shares, 0.80 Swiss Franc (CHF) par value per share, underlying the Pre-funded Warrants (4)	457(c) and 457(f)(1)	—	—		—		—	—
Fees Previously Paid	—	—	—	—	—		—			—
	Total Offering Amounts						$37,947,879		0.0001531	$5,809.82
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$5,809.82

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement for which this filing fee table serves as an exhibit also covers an indeterminate number of additional common shares, 0.80 Swiss Franc (CHF) par value per share (“common shares”), of NLS Pharmaceutics Ltd. (the “Registrant”) as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)	Calculated pursuant to Rule 457(f)(1) promulgated under the Securities Act, based on the closing price, $3.26, of Kadimastem Ltd., an Israeli limited company (“Kadimastem”) ordinary shares on the Tel Aviv Stock Exchange (“TASE”), which has been calculated based on the 3.663 NIS = 1 U.S. dollar representative exchange rate published by the Bank of Israel on December 24, 2024 and as converted from New Israeli Shekel to U.S. Dollar.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (f)(1) under the Securities Act, based upon the product of (i) $3.27, the closing price of Kadimastem ordinary shares as reported on the TASE on December 24, 2024 and (ii) 7,064,546, the estimated maximum number of shares of Kadimastem ordinary shares to be converted pursuant to the proposed merger, as determined in note (2) above.

(4)	The Registrant may issue pre-funded warrants to purchase common shares. The merger agreement, by and between the Registrant, NLS Pharmaceutics (Israel) Ltd., an Israeli company and a wholly owned subsidiary of the Registrant, and Kadimastem, dated November 4, 2024, as may be amended from time to time (the “Merger Agreement”), contains an ownership limitation, stating that no Kadimastem shareholder may beneficially own over 9.99% of the Registrant’s common shares. As a result of the Exchange Ratio (as defined in the Merger Agreement), certain Kadimastem shareholders would be considered to hold over 9.99% of the Registrant’s share capital following the proposed merger. In lieu of common shares, the aforementioned shareholders Kadimastem will receive pre-funded warrants to purchase the common shares. Each such pre-funded warrant will be exercisable for $0.001 per each common share.

(5)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.